Exhibit 99.1

JBI, Inc. Announces that IsleChem Validated their Plastic to Oil Process

NIAGARA FALLS, Ontario, April 13, 2010 (GLOBE NEWSWIRE) -- JBI, Inc. (the "Company") (OTCBB: JBII) announces that IsleChem, a state certified laboratory, has validated its P2O process. Since December 2009, IsleChem has conducted extensive chemical, analytical and process engineering testing for JBI's P2O technology on a diversified range of plastic feedstocks.  A wide variety of plastics were tested and all produced residue of only about 1%, which is allowed in landfills.

In their continuing efforts to analyze the P2O process, Islechem has performed more than 40 small scale runs of various multicoloured, mixed plastic feedstocks through the process.   After analyzing the energy consumption, residue, off-gas, and material balance in the process, Islechem has determined JBI's P2O process to be repeatable and scalable.  In addition to the confirmed validity of the overall process, Islechem has provided the following statistics regarding the fuel product composition and process emissions:

•	JBI's P2O solution is repeatable and scalable.
•	Approximately 85-90% of the hydrocarbon composition in the feedstock is converted into a “near diesel” fuel.
•	Approximately 8% of the hydrocarbon composition in the feedstock is converted to a usable off gas much like natural gas.
•	Approximately 1% of the feedstock remains in the processor as a residue.
•	This analyzed residue contains various metals from coloring agents and other plastic additives that were originally in the feedstock plastic and a small amount of carbon.
•	The fuel product was analyzed with a gas chromatograph and the chromatogram is similar in many respects to diesel fuel.
•	The fuel product viscosity is approximately 2 cst @ 40 degrees C, and is an amber fuel.
•	The fuel product contains only trace amounts of sulphur.
•	The fuel product centane number exceeds 40.
•	The residue does not appear to contain any highly toxic or difficult to dispose of components.
•	There is no evidence of air toxins in the emissions.
•	The energy balance of the process is positive; that is, more energy value is produced than is consumed by the process. Early data suggests that it is by as much as a factor of two.

IsleChem's results confirmed the Company's results.  Furthermore, the process is proven to be scalable to 20 T or larger processors and promises to be free of any harmful emissions or toxic residues, and a high positive energy balance, thus maintaining compliance with the “green” efforts of JBI.

The Company currently has two small scale processors including a 1 kg processor, a 1 ton mobile processor, and a large scale 20 ton processor that will be demonstrated at the Company's P2O factory tour.

The “near diesel” fuel is diesel with some extra light fuel fractions (gasoline range fuel). The extra gasoline can be separated at the Company's fuel blending site or our fuel can be sold to a refinery. The Company is working with Islechem to add an additional piece of hardware to the P2O processor to separate the extra light fuel (which is valuable) from the output fuel. The company has been able to shift the output fuel range from light hydrocarbon gasoline fuels to heavy oils.

CEO John Bordynuik stated, "It takes energy to produce energy. The key is to get more energy from the final product than it takes to make it. Our process has a high positive energy balance of 2.0 while gasoline from crude has a negative energy balance of 0.81. Our fuel is light, flows like diesel and is of high quality. Unlike competitors, our fuel is not solid state, sludge, or slurry, not furnace oil and the residue is non-toxic. I was very pleased to receive IsleChem's detailed P2O reports. Their analytical expertise, industrial knowledge, and ability to work at the molecular level have enabled our company to further improve P2O's efficiency and hydrocarbon output.   Interested shareholders, who desire to see a large operating, continuous-feed P2O processor during our AGM weekend, are encouraged to sign up for the tour at http://jbiglobal.com. "

About JBI, Inc.

JBI, Inc. is transitioning to become a global technology leader whose purpose is to mine data from JBI's large information archive, find under-productive entities to inject our superior proprietary technologies into, and benefit from increased productivity and profitability, beginning with Plastic2Oil. JBI has also acquired the following operations:

JAVACO, Inc. ("Javaco") distributes over 100 lines of equipment serving the Cable Telecommunications industry, cable systems and their contractors. Supplier of tools and test equipment, RF and fiber optic connectivity accessories, and many other related items, JAVACO adds new lines of products as technology changes.  With much experience working in Latin America, JAVACO will operate and manage the Company’s Plastic2Oil sites in Mexico.

Pak-It, LLC ("Pak-It"): Using the patented Pak-It(TM) delivery system (liquid cleaner in a water soluble sachet) Pak-It can deliver glass cleaner, disinfectant, multi-purpose, and many more cleaning products (42 products currently) shipped in tiny packages of condensed cleaner (inside a 'dry' 1 quart container). This delivery method is "green" since it's fully biodegradable and saves thousands of dollars in shipping. The user simply adds water to the container without measuring or cutting the Pak-It. Large retailers and many national Building Service Contractors already using the product have documented significant cost savings from shipping, training, inventory control and space.

Accordingly, our revenue sources presently include (i) income from reading archived tapes (including microfiche) from clients such as NASA, (ii) income from the recently acquired Javaco, Inc., (iii) income from the sale of Pak-It products, and a bulk chemical facility which we realized beginning October 1, 2009, and (iv) from the anticipated commencement of operations in the second quarter of 2010 with Plastic2Oil, a process and service that converts plastic to fuel oil. For more information, please see http://www.jbiglobal.com and http://www.javacoinc.com and http://www.pakit.com/.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act. The Private Securities Litigation Reform Act of 1995 (PSLRA) implemented several significant substantive changes affecting certain cases brought under the federal securities laws, including changes related to pleading, discovery, liability, class representation and awards fees as of 1995. Those statements include statements regarding the intent, belief or current expectations of JBI, Inc., and members of its management as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: JBI, Inc.

By Staff